Exhibit 99.1

Benessere Capital Acquisition Corp. Announces Separate Trading of its Class A Common Stock, Rights and

Warrants, Commencing January 28, 2021

Miami, FL, January 27, 2021 /PRNewswire/ – Benessere Capital Acquisition Corp. (Nasdaq:BENEU) (the “Company”) announced today that, commencing January 28, 2021, holders of the 11,500,000 units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s Class A common stock, rights and warrants included in the units. The shares of Class A common stock and warrants that are separated will trade on The Nasdaq Capital Market (“Nasdaq”) under the symbols “BENE” and “BENEW”, respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on Nasdaq under the symbol “BENEU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and was declared effective on January 4, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the units and the underlying securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Kingswood Capital Markets, division of Benchmark Investments, Inc., Attn: Syndicate Department, 17 Battery Place, Suite 625, New York, New York 10004, by telephone at (212) 404-7002, by fax at (646) 861-4697, or by email at syndicate@kingswoodcm.com.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on technology-focused middle market and emerging growth companies in North, Central and South America. The Company is led by Chairman and Chief Executive Officer, Patrick Orlando, Chief Financial Officer, Francisco O. Flores, and Chief Operating Officer, Guillermo Cruz. The Company’s sponsor is ARC Global Investments LLC.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT

Patrick Orlando

Benessere Capital Acquisition Corp.

(561) 467-5200